Exhibit 99.2

Fourth Quarter and Fiscal 2004

Final Conference Call Remarks

November 5, 2004

7:30 a.m. CT

Jennifer Rice, Investor Relations:

Good morning and thank you for joining us. On the call today are Dale Gifford, Hewitt’s Chairman and CEO, and Dan DeCanniere, Hewitt’s CFO. Before I turn the call over to Dale and Dan, let me highlight that when we discuss revenues, we are referring to net revenues. And, during this call, we’ll discuss Core earnings. Core earnings is a non-GAAP financial measure and is defined by excluding amortized compensation expense related to our one-time, IPO-related grant of restricted stock to employees. We report this measure to provide a better understanding of our underlying operating performance. Please refer to our Web site to obtain a copy of our press release that contains a full reconciliation of Core Earnings to GAAP.

In addition, on this call we may make forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties. Actual results may differ materially. Please refer to our most recent SEC filings for more information on risk factors that could cause actual results to differ.

At the conclusion of the call we’ll conduct a question and answer session. During the Q&A session we ask that you please limit yourself to one question … out of courtesy to others. Now I’ll turn it over to Dale...

Dale Gifford, Chairman and CEO:

Thank you, Jennifer, and good day, everyone. Thank you for joining us.

Fiscal 2004 was another exciting year for Hewitt Associates. We made very good progress executing on our growth strategies, including…

•	Evolving our service offering,

•	Expanding existing client relationships,

•	Further penetrating our large, untapped markets, and

•	Broadening our global capabilities.

For example, in June we announced our intent to merge with Exult. As you know, the merger is now final and the combination creates opportunities in our existing business by:

•	First, creating a more comprehensive and flexible offering,

•	Second, generating more cross-selling opportunities with existing clients, and

•	Third, increasing our scale, and

•	Finally, it is creating greater opportunities for our Consulting services.

The combination is already strongly delivering on our expectations. Since the time of the merger announcement we have won 7 new HR BPO clients – and since the closing we have won 4 of these 7 new clients, including Sun Microsystems and Capgemini – and two others that have not been previously announced. In addition to these new wins, we are experiencing a larger pipeline for our HR BPO service and will provide some data on this later in the call. You will see press releases in the future providing more detail about some of the new relationships that we’ve been awarded after these clients have communicated the change internally and are ready to communicate more broadly.

As you all know, the merger closed on October 1st—the first day of our fiscal 2005 year. So while this morning I’ll be talking about results for Hewitt on a stand-alone basis for fiscal 2004, I’ll also speak to expectations for our combined results and will provide some base-line metrics or starting points for us on a combined basis.

Before I turn to our results for our 4th quarter and fiscal year, let me give you an update on our Merger integration process. Overall, we have made excellent progress:

•	Our clients (from each organization) have given us favorable feedback on the combination.

•	We have rolled out our integrated sales messages and have been talking to many organizations about our new, combined capabilities and, as you know, have already announced clients like Sun and Capgemini and have developed a strong pipeline.

•	On October 1st, we merged the organization with clear accountability of roles and responsibilities for sales, for operations, and all other key areas.

•	We created our combined product development plan and started our future development.

•	We have also created a plan for integrating our technology platforms in ways that leverage the Exult integration capabilities and user technology, along with the Hewitt benefits and payroll platforms, while integrating existing client technology as needed.

•	And, we are already executing on achieving our cost synergies, including in the SG&A area and consolidating some locations.

So we feel we are off to a very good start one month into the merger and will continue to work aggressively to achieve our integration goals while working carefully to not disrupt our existing client relationships.

Now, let me turn to our results for the fourth quarter and fiscal 2004. I’m assuming that you’ve all had a chance to run through our press release. We concluded the year with a good fourth quarter—posting growth across all of our lines of business. All in, revenues in the quarter increased 9%, and on an organic, constant currency basis increased 7%. And, core earnings increased 9% to $35.4 million, or $0.36 per share. This brought the full-year results to more than $2.2 billion in net revenues, an increase of 11% over 2003, or a 5% increase after adjusting for the effects of acquisitions and favorable foreign currency translations. Core earnings for the year increased 12% to $132.4 million, or $1.33 per diluted share.

Now, let me walk you through our segment results, beginning with Outsourcing. For the full year, the 15% growth in Outsourcing revenues was driven by the addition of new client benefits services, an increase in one-time project revenues, an increase in HR BPO revenues due to the ramping of services for our first few clients and the addition of TXU, and note that NTRC and Cyborg results are included for a full year compared to only three-to-four months last year.

Participant counts by benefits service area are detailed in the press release, but in total, at the end of fiscal 2004 we were serving 18.4 million benefits participants, an increase of 7% over the prior year. Going forward we are going to include in our participant count the benefits participants that we—and by that I mean both Hewitt and heritage Exult—manage and get paid for as part of our HR BPO services. This will add about 400 thousand participants—about half in health & welfare and the rest split between defined benefit and defined contribution.

Going forward we will also provide information for the combined HR BPO employees we support. We will refer to them as “employees” since they technically are different than a “participant”—which is a benefits-specific term. These figures are essentially as of October 1st—so they reflect both Hewitt and heritage Exult. As such, we are starting the year serving about 625,000 employees with our HR BPO services.

Now, let me turn to backlog and pipeline. With the holistic nature of our growing number of HR BPO clients, where Benefits is usually part of the entire contract, we are going to start disclosing the backlog and pipeline in terms of revenue—instead of in terms of participant or employee counts—in order to provide more clarity.

So, beginning with backlog. Our current outsourcing backlog amounts to approximately $125 million of annualized revenue—of which we expect about $60 million will contribute to fiscal 2005 growth—and is reflected in our guidance. Approximately half of this $125 million is related to HR BPO services and the other half is for benefits services that are not a part of a broader HR BPO arrangement. Clearly at this point in the year we would expect to add to that number—with all service areas contributing. And, of course, our fiscal 2005 Outsourcing segment revenue growth of about 50% also includes the addition of the Exult baseline business, which accounts for about three-quarters of the growth, the full-year impact of new client services that went live in fiscal 2004, as well as additional project work for our existing clients.

Turning to pipeline. Our current outsourcing pipeline represents about $400 million of annualized revenues. About three-quarters of the pipeline is from HR BPO with the rest in benefits services which are not a part of a larger HR BPO opportunity.

As I noted earlier, we are feeling very positive about the market opportunity, particularly for HR BPO—which continues to grow, and has picked up dramatically since our merger announcement. We are the clear market leader, and have a larger pipeline than we have experienced in the past in either organization. We are very pleased with this level of interest in the marketplace and are optimistic about our growth prospects. Our recent wins and increased pipeline interest are directly the result of our comprehensive offer, and the integrated nature of our offering, and our position as the only provider with a single focus on HR.

Now, let me turn to Outsourcing margins. Outsourcing margins were quite strong in Q4 which resulted in margins of nearly 21% for the full year. The roughly 100 basis point increase in margins for the full year was due to continued leveraging of our efficient processes, technology and global sourcing initiatives.

While we are talking about the efficiency of this business, I do want to spend a moment talking about the capital requirements for our Outsourcing business and how they will compare going forward. Our new HR BPO clients—with the complementary aspects of heritage Hewitt and heritage Exult capabilities—will generally be less capital intensive than either organization experienced on a stand-alone basis. The “capital” we are referring to here is largely the cost of our associates’ time to implement our current and new clients, with some smaller amounts for additional hardware or software as we expand capabilities and need to add capacity. The combination of scale and complementary skill sets should enable us to implement these new clients with less investment than we would need separately. Overall, we expect implementation costs will be in the range of 3-5% of contract value for most clients.

Before I turn to our outlook for Outsourcing for fiscal 2005, I want to comment on how Exult concluded their most recent quarter—which was their third quarter that ended September 30th. As you know, the two companies operated separately during that time period. And due to the timing of the closing, Exult will not be filing a 10-Q for that quarter. However, since we obviously have been following their results closely, I’ll comment briefly on their performance during this past quarter.

Overall – there were no surprises in the quarter and they performed in-line with what we expected based on our due diligence efforts. Compared to their previous external guidance, overall revenues were lower due to fewer new contract signings. We expected this as potential clients sat on the sidelines wanting certainty of the merger closing. The volume of recent wins confirms that this delay was temporary. For existing clients, revenues were slightly higher than forecasted. Operating income in the quarter was also lower than forecasted, but, again, primarily attributable to the delay in closing new business opportunities and one-time transaction costs. Again, this has been more than made up for with recent new deal signings. So, again, no surprises on either the revenue or expense side from what we expected.

Turning now to our outlook for Outsourcing for fiscal 2005, as previously noted, we are forecasting Outsourcing revenue growth of about 50% in 2005—including the addition of Exult, which accounts for about three-quarters of the growth. We expect that growth to be more weighted to the second half of the year, as the new contracts phase in – with growth in the first half of the year more in the low-to-mid 40% range.

On a reported basis we are targeting Outsourcing margins to be just north of 15%. Obviously a large part of the year-over-year change is due to one-time integration and retention costs of approximately $20 million, as well as expense related to the amortization of acquisition-related intangibles of about $20 million. It is also due to adding the baseline Exult business, converting Exult clients to the Hewitt contract accounting policies, and then the ramp up of some of these new HR BPO clients. We continue to expect our benefits outsourcing margins to grow, and we expect our more mature HR BPO contracts to ramp toward comparable levels.

We continue to expect to achieve merger-related operating synergies of about $25 million in fiscal 2005. This is expected to grow to $30 million of operating synergies in fiscal 2006. Each quarter we will give an update on where we are relative to our annual target.

Let me now turn to our Consulting business. For the full year, Consulting revenues increased 5% on a reported basis and on an organic, constant currency basis revenues were roughly even with the prior year.

We concluded the year with a good fourth quarter. For the first time in more than 2 years we saw growth in every one of our major consulting lines of business—resulting in nearly 7% reported growth for the quarter and 2% organic growth. This puts us on better footing as we enter fiscal 2005.

For fiscal 2004, Retirement plan consulting revenues accounted for about 60% of our Total Consulting revenues. Revenue growth in this area was in the high-single digits on a reported basis, and about flaton an organic constant currency basis. Health Management Consulting revenues accounted for about 15% of our Total Consulting revenues. Revenue growth in this area was in the mid-single-digits in fiscal 2004. All other consulting, which consists mostly of our Talent and Organization Consulting business, accounted for about 25% of our Total Consulting revenues. Revenues for the year in this all other consulting area declined modestly, about a percent for the year on a reported basis, and in the mid-single-digits on an organic, constant currency basis.

Turning now to Consulting margins—which were down both for the fourth quarter and the full year. For the full year margins were 16.3% in 2004 compared to 18.6% in 2003. The change in margin was the result of declines in our European region, driven by a combination of higher costs due to increased compensation on lower-than-planned revenue—which resulted mostly from the delay of certain legislative changes in Europe, and a previously planned office relocation, as well as a decline for certain discretionary communications and other consulting assignments in North America.

In terms of our expectations for Consulting in fiscal 2005, as we’ve stated previously we are anticipating revenue growth of between 4-8%. In terms of Consulting margins we are forecasting a return to margins of about 18%.

For the total Company, for fiscal 2005, we reiterate our previously stated expectations for combined revenue growth rates for fiscal 2005 in the range of 35%, of which about two-thirds is due to the addition of the Exult base. We are expecting operating income margins, on a reported basis, to be around 9-and-a-half percent. This includes unallocated shared services costs, which we we’re expecting to be around 6-and-a-half percent of revenue. All in, we are expecting to achieve between $152 and $156 million in core earnings—this includes all acquisition-related one-time integration and retention costs, the amortization of acquisition-related intangibles, as well as the operating synergies. Core earnings would not have been dramatically different without the addition of Exult.

Specific to the first quarter, we are forecasting total company revenue growth of between 30-32%. And core earnings of $34-$36 million.

With that, I am going to turn the call over to Dan so he can walk through more of the financial details, including our expectations for Core earnings.

Dan DeCanniere, Chief Financial Officer:

Thank you, Dale.

I’ll first give more detail on Hewitt’s results for the year, and then spend a little time reviewing what you should expect and anticipate in future quarters as we report results for the combined company.

Beginning with the details of our Income Statement, and with the compensation and related expense line item. Compensation and related expenses were relatively even year over year as a percentage of revenues, at about 64%—despite increases in compensation expenses in our Outsourcing business related to the NTRC and Cyborg acquisitions and the new staff to support growth in our HR BPO business. That is because the higher compensation related to these transactions was offset by cost reductions from increased productivity and leveraging of tools, processes, and technology.

Other operating expenses, which include technology, occupancy, and related direct client service costs declined during the year to 19.6% from 20.0% as a percentage of revenue. The decline was largely due to the effects of leveraging our scale – with revenues growing at a faster rate than these costs.

SG&A expenses increased to 5.5% of revenues versus 5.1% last year. There were a number of items that drove this increase—including higher insurance costs, higher travel costs, higher use of outside services, and the addition of a full year of intangible amortization from fiscal 2003 acquisitions.

In total, operating expenses, excluding the expenses for the one-time, IPO-related grant of restricted stock to employees, stayed relatively flat as a percentage of revenues.

Core operating income increased more than 10% to $240 million from $217 million, and core operating margin stayed relatively even at just about 11%. In both years we made investments in our HR BPO and payroll services, as well as investments in our international outsourcing business—but still increased Outsourcing margins by about 100 basis points – which helped to offset lower Consulting margins.

Turning to cash flow. Cash flow from operations was $241 million for the year compared to $279 million in the prior year. Free cash flow—defined as cash flow from operations, net of cash used in investing activities, but excluding cash used for acquisitions and net purchases of short-term investments—was $140 million. Free cash flow was lower than our expectations for the year, which was for free cash flow of $160-$175 million. The shortfall to expectations was the result of an increase in days sales outstanding, which is getting immediate attention, slightly higher deferred contract costs, and slightly higher-than-expected capital expenditures. We continue to expect free cash flow for fiscal 2005, excluding cash paid for acquisitions and net purchases of short-term investments, to be between $175 and $190 million.

Capital expenditures were $101 million in fiscal 2004. This is comprised of property and equipment and software—and you’ll recall that software is part of the other assets line on the statement of cash flows.

Please note that we did adjust the definition of free cash flow to exclude net purchases of short-term investments in order to reflect a reclassification that was made of these investments from cash and cash equivalents to short-term investments.

Now....turning to what you can expect going forward…beginning with how we will report earnings. We will continue to report earnings in accordance with GAAP and our core earnings measure, which excludes the expense for to the one-time IPO-related grant of restricted stock. We will not be changing our definition of core earnings, but will provide details of what the one-time integration and retention costs are, as well as what the expenses are for the amortization of all acquisition-related intangible assets.

Since this is not a level of detail we have provided in the past, right now I will provide you with the expense amount related to the amortization of intangibles from previous acquisitions for the past two fiscal years –2003 and 2004 – so you will have a comparison for how this expense item increases going forward with Exult. For fiscal 2003 the amortization of intangibles was about $8 million – and was reflected in the other operating expense and SG&A line items. For fiscal 2004 the amortization of intangibles was $12 million. We have posted a slide to our Web site which gives the breakdown of these expenses by quarter. It is located in presentation section within the Investor Relations section of the Web site.

We expect to have about $20 million of expense related to the amortization of intangibles for the Exult acquisition for each of the next several years.

Turning to share count—on a combined basis we will begin fiscal 2005 with approximately 121.8 million diluted core shares. As you know, we have authorization to repurchase up to $150 million of stock—none of which was repurchased prior to October 1st. As we have stated, our policy is not to comment on when we might or might not be in the market repurchasing shares. As we report on each quarter we will give you an update on the number of shares that were repurchased in the quarter being reported.

Now, I’d also like to provide a baseline number for fiscal 2004 revenues, essentially putting Exult’s historical revenues on our accounting methods and fiscal year. I just want to point out that these numbers are to be used for directional purposes only, as they are unaudited and subject to change upon finalization of Pro Forma statements that will be included in future SEC filings.

In fiscal 2004, had Exult applied accounting methodologies similar to Hewitt’s, and after eliminating revenue Hewitt received for Exult subcontracted relationships, and using the quarters relative to Hewitt’s September fiscal year, Exult’s fiscal 2004 revenue number would have been about $458 million. Breaking that down by quarter…

•	In the first quarter of fiscal 2004 it would have been about $110 million,

•	In the second quarter it would have been about $105 million,

•	In the third quarter about $118 million, and

•	In the fourth quarter it would have been about $124 million.

This detail is also in the slides posted on our Website. At this time, we are not going to be providing similar detail for their expenses because their year included a number of unusual items, such as deal-related costs. But beginning next quarter, we will be including pro forma financials, as defined by GAAP, in our 10-Qs.

Finally, I know that many of you are interested in understanding what the margins are likely to be on these larger HR BPO contracts. Starting next quarter, we plan to give you some details of groupings of early- and later-stage contracts to help add that clarity.

I know that we’ve provided a lot of detail today, but hopefully it will be helpful as you analyze our performance on a go-forward basis—and we have provided this information in a manner consistent with our how we will be measuring our results internally.

Now, with that I’ll ask the operator to begin the Question and Answer period. Operator…

Dale Gifford:

In conclusion, once again I want to reiterate that I feel very confident about the long-term prospects for our business. We have a unique service offering and strong competitive position. And we continue to help our clients achieve their objectives. And I thank you for joining us today.

Forward-Looking Information

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the merger between Hewitt and Exult, including future financial and operating results, Hewitt’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Hewitt’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the risk that the Hewitt and Exult businesses will not be integrated successfully; the risk that the cost savings and any revenue synergies from the merger may not be fully realized or may take longer to realize than expected; disruption from the merger making it more difficult to maintain relationships with clients, employees or suppliers; increased competition and its effect on pricing, spending, third-party relationships and revenues; the risk of new and changing regulation in the U.S. and internationally. Additional factors that could cause Hewitt’s results to differ materially from those described in the forward-looking statements can be found in the Company’s most recent form S-4 filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov).

Fiscal 2004 Earnings Call Supplemental Information

Leading Global Provider of HR Outsourcing &

HR Consulting Services Nov. 5, 2004

Amortization of Acquisition-related Intangibles – Historical Amounts

Fiscal 2004

($ in MMs)

Q1 ‘04 Q2 ‘04 Q3 ‘04 Q4 ‘04 Fiscal 2004 Total

Outsourcing Segment $1.4 $1.4 $1.4 $1.4 $5.6

Consulting Segment $1.5 $1.9 $1.7 $1.7 $6.7

Total Company $2.9 $3.3 $3.1 $3.1 $12.3

Fiscal 2003

($ in MMs)

Q1 ‘03 Q2 ‘03 Q3 ‘03 Q4 ‘03 Fiscal 2003 Total

Outsourcing Segment — — $0.3 $1.5 $1.8

Consulting Segment $0.8 $0.8 $0.8 $3.5 $5.9

Total Company $0.8 $0.8 $1.1 $5.0 $7.7

2

Exult – Adjusted Historical Revenues*

Fiscal 2004

($ in MMs)

Q1 ‘04 Q2 ‘04 Q3 ‘04 Q4 ‘04 Fiscal 2004 Total

Reported Exult Revenues $118 $98 $129 $121 $466

Adjusted to adopt Hewitt

revenue recognition policy ($4) $11 ( $7) $7 $7

Adjusted to eliminate the

effect of Hewitt services sold

to Exult ($4) ( $3) ( $3) ($5) ($15)

Adjusted Exult Revenues $110 $105 $118 $124 $458

* To be used for directional purposes only. Numbers are unaudited and subject to change upon finalization of Pro Forma statements that will be included in future SEC filings.

3

H

www.hewitt.com

©2004 Hewitt Associates LLC